Exhibit d(3)

SUBMANAGEMENT AGREEMENT

DOMINI SOCIAL EQUITY TRUST

SUBMANAGEMENT AGREEMENT, dated as of November 30, 2006 by and between Domini Social Investments LLC, a Massachusetts limited liability company (“Domini” or the “Manager”), and Wellington Management Company, LLP (“Wellington Management” or the “Submanager”).

WITNESSETH:

WHEREAS, the Domini Social Trust (the “Master Trust”) engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (collectively with the rules and regulations promulgated thereunder, the “1940 Act”); and

WHEREAS, Domini has entered into a Management Agreement (the “Management Agreement”) with the Master Trust wherein Domini has agreed to serve as Manager to the series of the Master Trust designated as the Domini Social Equity Trust (the “Master Fund”); and

WHEREAS, Domini desires to retain the Submanager to furnish it with portfolio investment advisory services in connection with Domini’s investment advisory activities on behalf of the Master Fund, and the Submanager is willing to furnish such services to Domini;

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

1.	APPOINTMENT OF WELLINGTON.

In accordance with and subject to the Management Agreement between the Master Trust and the Manager with respect to the Master Fund, the Manager hereby retains Wellington Management to act as the Submanager for the Master Fund for the period and on the terms set forth in this Agreement. The Submanager accepts such appointment and agrees to provide an investment program for the Master Fund in accordance with the terms of this Agreement and applicable law and for the compensation provided by this Agreement.

The Submanager is hereby authorized to engage any of its affiliates to provide the Submanager with investment management or advisory and related services with respect to the Submanager performing its obligations under this Agreement. The Submanager shall remain liable to the Manager for performance of the Submanager’s obligations under this Agreement, and for the acts and omissions of such affiliates and the Manager shall not be responsible for any fees which any affiliate may charge to the Submanager in connection with such services.

2.	DUTIES OF THE SUBMANAGER.

The Submanager is hereby employed and authorized to select portfolio securities for investment by the portion of the assets of the Master Fund as the Manager may designate from time to time (the “Master Fund Account”), to determine to purchase and sell securities of the Master Fund Account, and upon making any purchase or sale decision, to place orders for the execution of such portfolio transactions in accordance with this Agreement. Notwithstanding any provision of this Agreement, the Manager shall retain all rights and ultimate responsibilities to withdraw assets from the Master Fund Account and to supervise and, in its discretion, conduct investment activities relating to the Master Fund.

The Submanager shall furnish continuously an investment program and shall determine from time to time what securities shall be purchased, sold or exchanged and what portion of the assets of the Master Fund Account shall be held uninvested, subject always to the restrictions of the Master Trust’s Second Amended and Restated Declaration of Trust, dated June 7, 1989, as amended and restated as of May 15, 2001, as amended, and By-laws, as each may be amended from time to time (respectively, the “Declaration” and the “By-Laws”), the provisions of the 1940 Act, and the then-current registration statement of the Master Trust with respect to the Master Fund. The Manager agrees to provide copies of any amendments to the Declaration of Trust, By-Laws or Master Fund’s registration statement to the Submanager. Should the Board of Trustees of the Master Trust or the Manager at any time, however, make any definite determination as to an investment policy applicable to the Master Fund and the Manager notifies the Submanager thereof in writing, the Submanager shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination has been revoked.

The Submanager shall take, on behalf of the Master Fund, all actions which it deems necessary to implement the investment policies determined as provided above and, in particular, to place all orders for the purchase or sale of securities for the Master Fund Account with the brokers or dealers selected by it, and to that end the Submanager is authorized as the agent of the Master Fund to give instructions to the custodian or any subcustodian of the Master Fund as to deliveries of securities and payments of cash for the Master Fund Account. In connection with the selection of such brokers or dealers and the placing of such orders, and subject to the primary objective of obtaining the best available prices and execution, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to the Master Fund and/or the other accounts over which the Submanager, the Manager or a respective “affiliated person” thereof exercises investment discretion. The Submanager shall not be obligated to solicit competitive bids for each transaction it enters into on behalf of the Master Fund and is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Master Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Submanager determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which the Submanager, the Manager and any “affiliated person” thereof have with respect to accounts over which they exercise investment discretion notwithstanding the fact that the Master Fund may not be the direct or exclusive beneficiary of any such services. In making purchases or sales of securities or other property for the Master Fund Account, the Submanager may deal with itself or with the Trustees of the Master Trust or the Master Fund’s underwriter or distributor to the extent such actions are permitted by the 1940 Act. The Board of Trustees of the Master Trust, in its discretion, may instruct the Submanager to effect all or a portion of its securities transactions with one or more brokers and/or dealers selected by the Board of Trustees if it determines that the use of such brokers and/or dealers is in the best interest of the Master Fund.

The Submanager shall not be responsible for filing class action proofs of claim or the voting of proxies on behalf of the Master Fund.

3.	DUTIES OF THE MANAGER.

The Manager shall, in accordance with the terms of the Management Agreement, assume responsibility for voting the proxies of the securities held by the Master Fund.

The Manager shall screen the securities submitted to it by the Submanager according to the social and environmental criteria developed for the Master Fund by the Manager. The Manager shall notify the Submanager of the results of each screening via email, telecopy or mail to the addresses the Submanager shall furnish in writing to the Manager from time to time. Any such notice shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier, email or telecopy to the person identified above (or to such other person as the Submanager shall have identified to the Manager in writing), at the time of the receipt thereof by such person and (ii) if sent by registered or certified first-class mail, postage prepaid, on the third business day following the mailing thereof.

The Submanager shall not purchase any securities for the Master Fund that do not meet the social and environmental criteria applied by the Manager. If the Manager at any time determines that a security in which the Master Fund is invested does not meet such social and environmental criteria, the Manager shall so notify the Submanager in accordance with the notification procedures outlined above and the Submanager shall, within ninety (90) days of the receipt of such notification, sell such security from the Master Fund Account. The Submanager shall not be responsible for compliance with any notice provided by the Manager under this Section 3 if such notice is not delivered by the Manager in accordance with the provisions of this Section 3.

4.	ALLOCATION OF CHARGES AND EXPENSES.

The Submanager shall furnish at its own expense all necessary services, facilities and personnel in connection with its responsibilities under Section 2 above. Except as provided in the foregoing sentence, it is understood that the Master Trust will pay all of its own expenses and the expenses allocated to the Master Fund including, without limitation, organization costs of the Master Fund; compensation of Trustees who are not “interested persons” of the Master Trust; governmental fees; interest charges; loan commitment fees; taxes; membership dues in industry associations allocable to the Master Fund; fees and expenses of independent auditors, legal counsel and any transfer agent, distributor, registrar or dividend disbursing agent of the Master Fund; expenses relating to the issuance and redemption of beneficial interests in the Master Fund and servicing investor accounts; expenses of preparing, typesetting, printing and mailing investor reports, notices, proxy statements and reports to governmental officers and commissions and to investors in the Master Fund; expenses connected with the execution, recording and settlement of security transactions; insurance premiums; fees and expenses of the custodian for all services to the Master Fund, including safekeeping of funds and securities and maintaining required books and accounts; expenses of calculating the net asset value of the Master Fund (including but not limited to the fees of independent pricing services; expenses of meetings of the Master Fund’s investors; and such non-recurring or extraordinary expenses as may arise, including those relating to actions, suits or proceedings to which the Master Trust on behalf of the Master Fund may be a party and the legal obligation which the Master Trust may have to indemnify its Trustees and officers with respect thereto.

5.	COMPENSATION OF THE SUBMANAGER.

For the services to be rendered by the Submanager hereunder, the Manager shall pay to the Submanager a fee computed as specified in the Schedule A which is attached hereto and made a part of this Agreement. Such compensation shall be paid to the Submanager at the end of each month, and calculated by applying a daily rate, based on the annual percentage rates as specified in the attached Schedule A, to the assets. The fee calculation shall be based on the Master Fund’s average daily net assets for the month involved. If Wellington serves as Submanager for less than the whole of any period specified in this Section 5, the compensation to Wellington, as Submanager, shall be prorated.

6.	COVENANTS OF THE SUBMANAGER.

The Submanager agrees that it will not deal with itself, or with the Trustees of the Master Trust or the Master Fund’s principal underwriter or distributor, if any, as principals in making purchases or sales of securities or other property, except as permitted by the 1940 Act, and will comply with all provisions of the Declaration and By-Laws and the then-current registration statement of the Master Trust applicable to the Master Fund. The Submanager shall not act as custodian for the Master Fund or take possession of any assets thereof.

7.	LIMITATION OF LIABILITY OF THE SUBMANAGER.

The Submanager shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the execution of securities transactions for the Master Fund, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. As used in this Section 7, the term “Submanager” shall include directors, partners, officers and employees of the Submanager as well as the Submanager itself. The Master Trust is expressly made a third party beneficiary of this Agreement and may enforce any obligations of the Submanager under this Agreement and recover directly from the Submanager for any liability the Submanager may have hereunder.

8.	ACTIVITIES OF THE SUBMANAGER.

The services of the Submanager to the Master Fund are not to be deemed to be exclusive, the Submanager and its affiliates being free to render investment advisory, administrative and/or other services to others (“Affiliated Accounts”). The Manager agrees that the Submanager or its affiliates may give advice or exercise investment responsibility and take such other action with respect to other Affiliated Accounts which may differ from advice given or the timing or nature of action taken with respect to the Master Fund Account, provided that the Submanager acts in good faith, and provided, further, that it is the Submanager’s policy to allocate, within its reasonable discretion and consistent with its fiduciary obligations to the Master Fund and the Affiliated Accounts, investment opportunities to the Master Fund Account over a period of time on a fair and equitable basis relative to the Affiliated Accounts, taking into account the investment objectives and policies of the Master Fund Account and any specific investment restrictions or other factors applicable thereto. The Manager acknowledges that as permitted by applicable law one or more of the Affiliated Accounts may at any time hold, acquire, increase, decrease, dispose of or otherwise deal with positions in investments in which the Master Fund Account may have an interest from time to time, whether in transactions which may involve the Master Fund Account or otherwise. The Submanager shall have no obligation to acquire for the Master Fund Account a position in any investment which any Affiliated Account may acquire, and the Manager shall have no first refusal, coinvestment or other rights in respect of any such investment, either for the Master Fund Account or otherwise. It is understood that Trustees and officers of the Master Trust and investors of the Master Fund or the Manager are or may be or may become interested in the Submanager as directors, partners, officers, employees or otherwise and that directors, partners, officers and employees of the Submanager are or may become similarly interested in the Master Trust or the Master Fund or the Manager and that the Submanager may be or may become interested in the Master Trust or the Master Fund as an investor or otherwise.

9.	CONFIDENTIAL RELATIONSHIP.

All information and recommendations furnished by the Submanager shall be regarded as confidential and for use only by the Manager or such persons as the Manager may designate, and only in connection with the management of the Master Fund. The Submanager shall regard as confidential all information furnished to it hereunder concerning the affairs of the Master Fund and the Manager. All confidential information provided by a party hereto shall be used by the other party hereto solely for the purpose of rendering or obtaining services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party without the prior written consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, known to the receiving party prior to entering into this Agreement, is received from some other source not a party to this Agreement, or is required to be disclosed by or to any regulatory authority, any auditor of the parties hereto, or by judicial or administrative process or otherwise by applicable law.

10.	RECEIPT OF DISCLOSURE DOCUMENT.

The Manager acknowledges that it has received a copy of the Submanager’s disclosure document under Rule 204-3 of the Investment Advisers Act of 1940 at least 48 hours prior to entering into this Agreement.

11.	REPRESENTATIONS AND WARRANTIES.

Each party represents and warrants that: (a) the person(s) executing this Agreement on behalf of the party has full power and authority to execute this Agreement on behalf of the party and (b) the party’s execution, delivery and performance of this Agreement will be binding upon the party in accordance with the terms hereof, and will not violate any obligations by which the party is bound, whether arising by contract, operation of law or otherwise. The Manager represents, warrants and agrees that it will deliver to the Submanager a true and complete copy of the Master Fund’s current registration statement as effective from time to time and such other documents or instruments governing the investments of the Master Fund Account.

12.	USE OF NAMES.

Neither party shall use the name, trademark or trade name of the other party or any of its affiliates or refer to the existence of this Agreement in any advertising, promotional or other material, whether in written, electronic or other form, distributed to any unaffiliated third party without obtaining specific prior written approval of the non-disclosing party; provided, that such consent shall not be unreasonably withheld or delayed.

13.	DURATION, TERMINATION AND AMENDMENTS OF THIS AGREEMENT.

This Agreement shall become effective as of the date and year first above written, shall govern the relations between the parties hereto thereafter and shall remain in force for two years, on which date it will terminate unless its continuance thereafter is “specifically approved at least annually” (a) by the vote of a majority of the Trustees of the Master Fund who are not “interested persons” of the Master Trust or of Domini or the Submanager at a meeting specifically called for the purpose of voting on such approval and (b) by the Board of Trustees of the Master Trust or by “vote of a majority of the outstanding voting securities” of the Master Fund. However, if the investors of the Master Fund fail to approve the

Agreement as provided herein, the Submanager may continue to serve hereunder in the manner and to the extent permitted by the 1940 Act.

This Agreement may be terminated at any time without the payment of any penalty by (i) the Trustees of the Master Trust, (ii) the “vote of a majority of the outstanding voting securities” of the Master Fund or (iii) Domini with the prior consent of the Trustees of the Master Trust, in each case on not more than 60 days’ nor less than 30 days’ written notice to the other party. This Agreement may be terminated at any time without the payment of any penalty by the Submanager on not less than 90 days’ written notice to the Manager and the Trustees of the Master Trust. This Agreement shall automatically terminate in the event of its “assignment.”

This Agreement constitutes the entire agreement between the parties and, except as otherwise permitted by applicable law, may be amended only if such amendment is approved by the parties hereto, the Trustees of the Master Trust and the “vote of a majority of the outstanding voting securities” of the Master Fund.

The Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

The terms “specifically approved at least annually,” “vote of a majority of the outstanding voting securities,” “assignment,” “affiliated person” and “interested persons,” when used in this Agreement, shall have the respective meanings specified in, and shall be construed in a manner consistent with, the 1940 Act, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under the 1940 Act.

14.	GOVERNING LAW.

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the Commonwealth of Massachusetts; provided, however, that nothing herein will be construed in a manner inconsistent with the 1940 Act, the Investment Advisers Act of 1940 or any rules or regulations of the Securities and Exchange Commission thereunder.

15.	NOTICES.

Any notice, advice or report to be given pursuant to the Agreement (other than pursuant to Section 3 hereof) shall be deemed to have been duly given or made as of the date delivered or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the following addresses, or sent by electronic transmission to the telecopier number specified below:

To the Submanager at:

Wellington Management Company, LLP
75 State Street
Boston, Massachusetts 02109
Attention: Legal Services Department

Telecopier No: 617-790-7760

To the Manager at:

Domini Social Investments LLC
536 Broadway, 7th Floor
New York, New York 10012-3915
Attention: President
Telecopier No: 212-217-1101
Email: claible@domini.com

[Signature page follows]

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered in their names and on their behalf by the undersigned, thereunto duly authorized, all as of the day and year first above written.

WELLINGTON MANAGEMENT

 COMPANY, LLP

By: /s/ Jonathan M. Payson

Title:

DOMINI SOCIAL INVESTMENTS LLC

By: /s/ Amy Domini

Title: Manager

Acknowledged:

DOMINI SOCIAL TRUST,

on behalf of Domini Social Equity Trust

By:  /s/ Carole M. Laible

Title: Treasurer

Schedule A

Pursuant to Section 5, the Manager shall pay the Submanager compensation at the following annual rates:

0.30% of the first $250 million of net assets managed
0.25% of the next $750 million of net assets managed
0.225% of net assets managed in excess of $1 billion